Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS  RELEASE

ZAZA ENERGY REPORTS 2013 THIRD QUARTER AND NINE MONTH FINANCIAL AND OPERATIONAL RESULTS

•                  ZaZa accelerates remaining Eaglebine/Eagle Ford East JV phases and exchanges acreage and production

•                  Company discloses new JV to further develop its Eagle Ford Sweet Home assets

•                  ZaZa files Universal Shelf Registration Statement on Form S-3 with the Securities and Exchange Commission; Company takes steps to provide access to public capital markets and improve capital structure

HOUSTON, TX (November 12, 2013) — ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for the three and nine months ended September 30, 2013.

2013 Third Quarter Results

For the quarter ended September 30, 2013, the Company reported total revenues and other income from continuing operations of $1.1 million as compared to $199.2 million reported for the comparable 2012 period.  This decline was primarily related to other income of $197.0 million recorded in the prior year period and comprises the gain on the termination of the agreements with the Company’s former JV partner in conjunction with the division of assets.  Oil and gas revenues for the comparable 2013 and 2012 third quarters were $1.1 million as compared to $2.2 million. This decline is primarily due to the loss of the Cotulla revenues of $0.8 million as a result of the division of assets from ZaZa’s former joint venture partner and a decrease in Moulton production following the sale of that property in July 2013. This was partially offset by increased production from the Company’s Boening well in Sweet Home.

Operating costs and expenses for the third quarter ended September 30, 2013 were $15.2 million as compared to $22.3 million in the comparable 2012 period, a decrease of 31.8%.  This decrease was primarily related to a decline in general and administrative expenses of approximately $13.1 million, as well as lower lease operating expenses and lower depreciation and amortization expenses.  These declines were partially offset by impairments of oil and gas properties of $9.2 million in the third quarter of 2013 as compared to $2.2 million in the comparable 2012 quarter.  Certain producing and non-producing oil and gas properties were written down to their fair values, resulting in pretax non-cash impairment charges in the periods ended September 30, 2013 and September 30, 2012.  Additionally, the Company recorded an expense of approximately $0.8 million related to asset divestitures, primarily pertaining to customary purchase price adjustments. Furthermore, ZaZa continues to execute cost reduction programs in an effort to reduce its working capital requirements as production volumes increase over the coming year.

The Company reported an operating loss of $14.1 million for the three months ended September 30, 2013 as compared to operating income of $176.9 million for the three months ended September 30, 2012.  During the 2013 three-month period, ZaZa reported an income tax expense of $5.4 million as compared to an income tax expense of $37.6 million for the comparable 2012 period.

ZaZa reported a net loss of $20.6 million or a loss per diluted share of $0.20, as compared to net income of $133.8 million or income per diluted share of $1.02 for the three months ended September 30, 2013 and September 30, 2012, respectively.  Note, both operating income/(loss) and net income/(loss) were impacted by other income of $197.0 million pre-tax, recorded in the 2012 third quarter.

713-595-1900 (OFFICE)    •    713-595-1919 (FAX)    •    WWW.ZAZAENERGY.COM

Todd A. Brooks, President and Chief Executive Officer, stated, “During the third quarter, we continued to execute on our strategy as we consummated a new JV on a 7,600 acre portion of our Sweet Home acreage in DeWitt and Lavaca Counties with a proven operator who is actively running multiple rigs nearby.  In addition, we closed on the sale of our remaining Eagle Ford Moulton acreage in Gonzales and Fayette Counties, and we made significant progress as it relates to our JV partnership in the Eaglebine/Eagle Ford East.”

2013 Nine Months Results

For the nine months ended September 30, 2013 the Company reported total revenues and other income from continuing operations of $6.3 million as compared to $204.4 million in the comparable 2012 period.  Similar to the quarter comparisons, this decline was primarily related to other income of $197.0 million recorded in the prior year period and comprises the gain on the termination of the agreements with the Company’s former JV partner in conjunction with the division of assets.  Oil and gas revenues for the comparable 2013 and 2012 nine-month periods were $6.3 million as compared to $7.4 million, respectively.  Similar to the quarters’ results, this decline was primarily related to the loss of Cotulla revenues of $5.4 million as a result of the division of assets with the Company’s former joint venture partner, partially offset by the increase in production of the Boening well in Sweet Home and the increase in Moulton production for the Crabb Ranch and Ring Unit wells.

Operating costs and expenses for the nine months ended September 30, 2013 were $131.0 million as compared to $81.4 million in the comparable 2012 period.  This increase was primarily related to the impairment of oil and gas properties of $102.3 million recognized in 2013 and $2.2 million recognized in the comparable 2012 period.  The impairment of $102.3 million primarily related to certain leasehold costs and producing oil and gas properties that were written down to their fair values in the second quarter of 2013.  The Company also reported a decline in general and administrative expenses of $47.4 million, as well as lower depreciation and amortization, and lower lease operating expenses for the comparable nine-month periods.  Excluding the impact of the impairment charge, total operating costs and expenses decreased by approximately $50.6 million or 63.9%.

The Company reported an operating loss of $124.7 million for the nine months ended September 30, 2013 as compared to operating income of $122.9 million for the nine months ended September 30, 2012.  During the 2013 nine-month period, ZaZa reported an income tax benefit of $35.4 million as compared to an income tax expense of $71.4 million for the comparable 2012 nine-month period.  ZaZa reported a net loss of $81.7 million as compared to a net loss of $33.5 million, or a loss per diluted share of $0.79 and $0.35 for the nine months ended September 30, 2013 and September 30, 2012, respectively.

2013 Third Quarter Milestones

•                  During the third and fourth quarters, ZaZa entered into amendments to its Joint Exploration and Development Agreements (announced on March 25, 2013) with one of the largest independent crude oil and natural gas companies to jointly develop certain Eaglebine/Eagle Ford East properties located in Texas.  Under these amended agreements, the companies accelerated both Phase II and Phase III of the initial JV and entered into new exchanges of leases and wells in the area.

•                  Phase II Acceleration. ZaZa assigned to its JV partner, ~20,000 net acres for cash consideration of $17 million and approximately $3 million of interests (based on an independent reserve report) in 15 producing wells owned by the partner and located outside of the parties’ Area of Mutual Interest (“AMI”).  Additionally, under Phase II, ZaZa’s JV partner will drill two horizontal wells and one vertical well in the parties’

AMI, carry ZaZa’s interests in those wells and provide a miscellaneous work and land carry of up to $1.25 million. Our counterparty may, however, elect to drill one or more vertical wells in order to achieve carry parity value for drilling horizontal wells.  To complete its former obligation in respect to the third well as part of Phase I, the JV partner will also pay for an additional $1.5 million of ZaZa’s costs for one or more additional vertical wells and has provided a $1.5 million cash payment to ZaZa.

•                  Phase III Acceleration.  ZaZa has assigned ~7,800 net acres from the former Phase III acreage, for which the company will receive approximately $11 million of interests (based on an independent reserve report) in the 15 producing wells part of Phase II.  In addition, ZaZa’s JV partner has the option, until January 31, 2014, to acquire an interest in the remaining approximately 12,300 former Phase III net acres at a fixed price per net acre from ZaZa.

•                  Acreage and Production Exchange. The Company’s JV partner has acquired ~19,000 net acres and interests in related wells in the parties’ AMI, and has assigned to ZaZa a 25% working interest in these leases and multiple producing wells with a PDP present value of approximately $3 million. The Company also expects additional production in the near future from two recently drilled wells, in various stages of completion, within this newly assigned acreage. In consideration for ZaZa’s participation in these leases and immediately available production, ZaZa has assigned to its partner approximately 13,875 additional net acres and paid approximately $700,000 of cash.

•                  Sale of Moulton Properties: On July 26, 2013, ZaZa closed a transaction to sell approximately 10,000 additional net acres in the Eagle Ford trend located in Fayette, Gonzalez and Lavaca Counties, Texas, including seven producing wells.  ZaZa received cash proceeds of $29.3 million for the transaction.  The Company had previously reached a separate agreement to sell additional Moulton assets to the same party for approximately $9.2 million, and received approximately $8.8 million in cash upon closing.

Eagle Ford - Sweet Home Joint Venture

ZaZa also announced today that during the third quarter it consummated a Joint Exploration and Development Agreement with a privately held exploration and production company to further develop its Eagle Ford Sweet Home assets.  Under the terms of the Agreement, ZaZa’s Eagle Ford JV partner, who has a focus on developing Eagle Ford shale, received a 75% net revenue interest in ~7,600 net acres and will be the operator on this acreage.

ZaZa retained a 25% working interest in the ~7,600 net acres, which contains the position previously “high-graded” into twelve developmental units.  These assets include certain lands located in DeWitt County, Texas, which were wholly owned by ZaZa.  ZaZa also received a drilling commitment for two horizontal Eagle Ford wells to be drilled and completed on or before April 15, 2014, and received a full carry consideration for the drilling and completion of ZaZa’s 25% interest in these first two wells.  Additionally, per the terms of the agreement, ZaZa received a $750,000 credit for its interest of post-completion infrastructure costs and a $300,000 credit for its share of land lease upkeep in the JV acreage.

Liquidity Update

As of September 30, 2013, ZaZa had $6.6 million in cash and cash equivalents, which excludes restricted cash of $15.5 million.  Total cash and cash equivalents as of December 31, 2012 were $34.6 million and restricted cash was $21.9 million.

In 2013, ZaZa consummated the sale of the majority of its non-core assets and entered into the first development phase of its Eaglebine/Eagle Ford East joint venture, resulting in combined total cash proceeds of $49.6 million.  The cash proceeds received from these transactions were used to fund general corporate activities, and reduce liabilities and outstanding principal on the Company’s Senior Secured Notes.  During the 2013 fourth quarter, ZaZa received approximately $16.3 million in cash.  ZaZa also received working interests in several producing wells with a PV-10 value of $17.0 million.  As a result, ZaZa’s pro-forma cash balance, excluding restricted cash of $15.5 million, was approximately $21 million as of October 15, 2013.

Total debt as of September 30, 2013 was $97.0 million, of which $9.9 million is classified as current, as compared to $96.3 million as of December 31, 2012, of which $25.3 million was considered current.  As of September 30, 2013, the Company’s debt consisted of $22.4 million related to its Senior Secured Notes, net of discount, $27.3 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to Subordinated notes.

The Company also announced today that it expects to file today a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”).  The registration statement, if and when it becomes effective, is intended to provide the Company flexibility to access the public capital markets in order to respond to business opportunities and restructure the balance sheet at more favorable terms.

While no specific plans to issue securities under the registration statement have been disclosed, ZaZa intends to evaluate all financial instruments that will best position the Company for the future.  If and when the registration statement is declared effective by the SEC, the registration will provide ZaZa with the flexibility to offer and sell from time to time, up to $150 million of securities such as senior, subordinated or convertible debt securities, warrants, units, common and preferred stock, or any combination thereof.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities registered under the registration statement or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Company is also considering entering into discussions with the holders of its Convertible Notes in order to exchange the Convertible Notes for non-convertible senior debt.  Furthermore, the Company has engaged in discussions with the ZaZa LLC Members, each of whom is a director of the Company, to exchange all or part of their Subordinated Notes for common stock, preferred stock, cash or some combination thereof (subject to any applicable subordination provisions for the benefit of the Senior Secured Notes or the Convertible Notes).  The Board of Directors has created a committee of independent directors to consider and make recommendations to the Board with respect to whether to approve the exchange of the Subordinated Notes by any or all of the ZaZa LLC Members and, if so, on what terms.  The exchange of Subordinated Notes by the three ZaZa LLC Members would be conditioned upon the full repayment of the Senior Secured Notes and exchange of the Convertible Notes described above.

Results of Operations

The results of operations include the results of our accounting predecessor, ZaZa LLC, from January 1, 2012 through February 20, 2012 and all of our subsidiaries, since February 21, 2012 excluding ZEF which was sold on December 21, 2012 and is presented as discontinued operations.  The discussion below relates to our continuing corporate activities and oil and gas exploration and production operations, and excludes discontinued operations.  Average daily production for the month ended October 31, 2013 was approximately 631 barrels of oil equivalent (BOE) per day, at a rate of 48% Oil.

The following table presents our production and average prices obtained for our production for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Production:
Oil (Bbls):	10,251	24,263	62,098	74,051
Gas (Mcf):	72,494	38,547	149,414	114,323
Equivalents (BOE):	22,333	30,688	87,001	93,104

Average Price:
Oil ($/Bbl):	$83.17	$86.61	$92.51	$95.15
Gas ($/Mcf):	$3.45	$2.50	$3.49	$2.69

The following tables present our production data for the referenced geographic areas for the periods indicated:

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	(Mcf)	(Bbls)	(BOE)	(Mcf)	(Bbls)	(BOE)

South Texas (1)	34,584	9,047	14,811	109,208	58,963	77,165
East Texas (2)	37,932	1,089	7,411	40,018	2,519	9,189
Other Onshore Non-Operated	(22)	115	111	188	616	647
Total	72,494	10,251	22,333	149,414	62,098	87,001

(1)         South Texas area includes the following sub-regions: Moulton, Sweet Home, and Hackberry/Oakland.

(2)         East Texas area includes the following sub-regions: Eaglebine/Eagle Ford East.

	Three Months Ended September 30, 2012			Nine Months Ended September 30, 2012
	(Mcf)	(Bbls)	(BOE)	(Mcf)	(Bbls)	(BOE)

South Texas (1)	38,303	22,445	28,829	113,900	71,422	90,405
East Texas (2)	—	—	—	—	—	—
Other Onshore Non-Operated	244	1,819	1,859	423	2,628	2,699
Total	38,547	24,263	30,688	114,323	74,051	93,104

(1)         South Texas area includes the following sub-regions: Moulton, Sweet Home, and Hackberry/Oakland.

(2)         East Texas area includes the following sub-regions: Eaglebine/Eagle Ford East.

CONSOLIDATED BALANCE SHEETS

The following tables present our balance sheets (in thousands, except share data) for the periods indicated:

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,646	$34,649
Restricted cash	500	21,875
Accounts receivable	282	1,354
Prepayments and other current assets	983	1,134
Total current assets	8,411	59,012

Property and equipment:
Oil and gas properties, successful efforts method	51,021	151,828
Furniture and fixtures	1,855	2,947
Total property and equipment	52,876	154,775
Accumulated depletion, depreciation and amortization	(5,596)	(4,705)
Property and equipment, net	47,280	150,070

Restricted cash	15,000	—
Assets held for sale, net	—	9,965
Other assets	2,410	4,066

Total assets	$73,101	$223,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable - trade	$1,541	$8,431
Accrued liabilities	6,857	12,200
Deferred income taxes	—	14,568
Senior Secured Notes, net of discount	9,858	—
Convertible Senior Notes, net of discount	—	25,298
Embedded conversion options associated with Convertible Senior Notes	—	21,382
Income taxes payable	1,013	3,658
Total current liabilities	19,269	85,537

Long-term accrued liabilities	12,076	53
Asset retirement obligations	384	130
Deferred income taxes	490	32,597
Long-term payable - related parties	4,128	4,128
Senior Secured Notes, net of discount	12,563	23,647
Convertible Senior Notes, net of discount	27,267	—
Subordinated notes	47,330	47,330
Warrants associated with Senior Secured Notes	19,161	28,043
Embedded conversion options associated with Convertible Senior	6,599	—
Total liabilities	149,267	221,465

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 250,000,000 shares authorized; 107,287,481 and 102,519,001 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,073	1,025
Additional paid-in capital	108,544	104,639
Accumulated retained deficit	(185,705)	(104,048)
Accumulated other comprehensive income (loss)	(78)	32
Total stockholders’ equity (deficit)	(76,166)	1,648

Total liabilities and stockholders’ equity (deficit)	$73,101	$223,113

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

The following tables present our unaudited statements of operations and comprehensive income (in thousands, except share data) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues and other income:
Oil and gas revenues	$1,102	$2,198	$6,266	$7,353
Other income	—	196,985	—	197,027
Total revenues and other income	1,102	199,183	6,266	204,380

Operating costs and expenses:
Lease operating expense	688	845	1,627	2,992
Depreciation, depletion, amortization, and accretion	259	1,986	2,550	5,244
Impairment of oil and gas properties	9,204	2,160	102,349	2,160
General and administrative	4,230	17,313	23,642	71,048
Loss on asset divestitures	829	—	829	—
Total operating costs and expenses	15,210	22,304	130,997	81,444

Operating income (loss)	(14,108)	176,879	(124,731)	122,936

Other expenses:
Foreign currency exchange (gain) loss	15	(85)	30	138
Loss on extinguishment of debt	405	15,224	16,568	15,224
Interest expense, net	3,491	3,802	10,378	10,767
(Gain) loss on fair value of warrants	(1,350)	(27,106)	(19,772)	5,315
(Gain) loss on fair value of embedded conversion option	(1,408)	—	(14,783)	—
Total other expenses (income)	1,153	(8,165)	(7,579)	31,444

Income (loss) from continuing operations before income taxes	(15,261)	185,044	(117,152)	91,492
Income tax expense (benefit)	5,387	37,634	(35,445)	71,362
Income (loss) from continuing operations	(20,648)	147,410	(81,707)	20,130
Income (loss) from discontinued operations, net of taxes	17	(13,578)	50	(53,584)
Net income (loss)	$(20,631)	$133,832	$(81,657)	$(33,454)

Basic income (loss) per share:
Continuing operations	$(0.20)	$1.45	$(0.79)	$0.21
Discontinued operations	—	(0.13)	—	(0.56)
Total basic income (loss) per share	$(0.20)	$1.32	$(0.79)	$(0.35)

Diluted income (loss) per share:
Continuing operations	$(0.20)	$1.15	$(0.79)	$0.21
Discontinued operations	—	(0.13)	—	(0.56)
Total diluted income (loss) per share	$(0.20)	$1.02	$(0.79)	$(0.35)

Weighted average shares outstanding:
Basic	102,706	101,731	103,055	96,879
Diluted	102,706	105,020	103,055	96,879

Consolidated Statement of Comprehensive Loss
Net income (loss)	$(20,631)	$133,832	$(81,657)	$(33,454)
Foreign currency translation, net of taxes	47	(4,398)	(110)	(2,218)
Comprehensive income (loss)	$(20,584)	$129,434	$(81,767)	$(35,672)

Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on November 12, 2013, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 866-515-2909 and entering pass code 44064834 (International number: +1 617-399-5123).  Interested parties can also participate on the webcast by visiting the ZaZa Energy Corporation website at www.zazaenergy.com.  For those who will be unable to participate, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 38260734).  The live webcast and replay link can be found in the “Investor Relations” section of the ZaZa Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eaglebine/Eagle Ford East resource play in Texas.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, ZaZa’s ability to enter into joint venture arrangements and the success of such joint ventures, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, the ability of ZaZa to optimize its balance sheet, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in our 2012 Form 10-K and 2013 First, Second and Third quarters Forms 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

JMR Worldwide
Jay Morakis, Partner
Tel: 212-266-0191
Email: jmorakis@jmrww.com

# # #